                                                                                                       Exhibit 10.1

OPERATING AGREEMENT

OF

INSTRIDE VENTURES, LLC

THIS OPERATING AGREEMENT (this “Agreement”) of InStride Ventures, LLC, a limited liability company organized pursuant to the Delaware Limited Liability Company Act (the “Company”), is entered into by and among George Foreman Ventures LLC, a Delaware limited liability company (“George Foreman Ventures”), In Stride, L.L.C., a Delaware limited liability company doing business in New Jersey as In Stride Shoes, L.L.C. (“In Stride”), Olen Rice, an individual (“Rice”), and Paul Koester, an individual (“Koester”) (individually a “Member” or collectively the “Members”).

SECTION 1.   FORMATION; DEFINITIONS.

1.1. Formation. The Members have caused this limited liability company to be formed under the Delaware Limited Liability Company Act, 6 Delaware Code § 18-101 et seq., as amended from time to time (the “Act”). The Members have caused a certificate of formation to be filed in accordance with the Act (the “Certificate of Formation”).

1.2. Name. The name of the Company is “InStride Ventures, LLC” and all of the Company business shall be conducted under that name or such other names that comply with applicable law as the Manager may select from time to time.

1.3. Registered Office; Registered Agent. The registered agent of the Company shall be The Corporation Trust Company and the registered office of the Company shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, or at such other location (which need not be a place of business of the Company) as the Manager may designate from time to time.

1.4. Principal Office; Other Offices. The initial principal office of the Company shall be located at c/o George Foreman Ventures LLC, 100 North Wilkes-Barre Boulevard, 4th Floor, Wilkes-Barre, Pennsylvania 18702. The Company may change its principal office or have such other offices as the Manager may designate from time to time.

1.5. Purposes. The purposes of the Company are (a) to enter into a binding agreement (the “ShopKo Agreement”) with ShopKo Stores, Inc. (“ShopKo”) which would give the Company the rights to supply Shopko with Medicare reimburseable therapeutic footwear that includes athletic, casual and post-operative shoes and accessories, including shoe inserts, that meet the medical needs of individuals with specific footwear problems such as those related to diabetes (the “Footwear”), (b) to initially enter into a short-term joint venture to supply, and use celebrity marketing to market, the Footwear at fifteen (15) ShopKo stores for a period beginning shortly after the execution of this Agreement and ending on August 1, 2007 (the “Test Period”) as a test (the “ShopKo Test”) to determine whether the Footwear sells well enough during the

Test Period to provide business justification for George Foreman Ventures to elect to continue the joint venture with respect to the Footwear following the expiration of the Test Period, (c) to continue to supply and market the Footwear to ShopKo and/or other retail outlets or through other channels of distribution beyond the expiration of the Test Period if George Foreman Ventures decides, in its sole discretion, that the Company should do so, and (d) to engage in any and all activities related or incident to the purposes described in (a) through (c) of this Section 1.5.

1.6. Term. The Company commenced its existence upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware. The Company shall continue in perpetual existence unless and until the Company is dissolved in accordance with Section 8 hereof.

1.7. No State Law Partnership. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member shall be a partner or joint venturer of any other Member, for any purposes other than federal, state and local tax purposes, and the provisions of this Agreement shall not be construed otherwise.

1.8. Definitions. As used in this Agreement, the following terms have the following meanings, unless the context otherwise requires:

(a) “Accounting Period” means the following fiscal periods: the initial Accounting Period commenced on the date on which the Certificate of Formation was filed with the Delaware Secretary of State. Each subsequent Accounting Period shall commence immediately after the close of the preceding Accounting Period. Each Accounting Period shall close at the earlier of the close of business on the last day of a Fiscal Year of the Company or on the date of the Company’s dissolution. In addition, the Manager may, in its sole discretion, close the applicable Accounting Period of the Company upon: (1) the acceptance of a Capital Contribution from a new or existing Member, other than a Capital Contribution which is pro rata among all existing Members; or (2) the effective date of the withdrawal of a Member.

(b) “Act” has the meaning set forth in Section 1.1 hereof.

(c) “Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Accounting Period, after giving effect to the following adjustments:

(1) Credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the next to the last sentences of Section 1.704-2(g)(1) and Section 1.704-2(i)(5) of the Regulations.

(2) Debit to such Capital Account the items described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) and Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

(d) “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Accounting Period, after giving effect to the following adjustments:

(1) Credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the next to the last sentences of Section 1.704-2(g)(1) and Section 1.704-2(i)(5) of the Regulations.

(2) Debit to such Capital Account the items described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) and Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(e) “Affiliate” shall mean with respect to any Person, any other Person controlling, controlled by or under common control with such specified persons. The term “control”, with respect to any Person, means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or a general partnership interest or limited liability company interest, by contract or otherwise.

(f) “Agreement” means this operating agreement, as it may be amended and/or restated from time to time.

(g) “Capital Account” means, with respect to any Member, the Member’s Capital Contribution, increased or decreased as provided in this Agreement.

(h) “Capital Account Balance” of any Member shall mean the balance in that Member’s Capital Account at the time of determination, whether positive or negative, as determined in accordance with the terms of this Agreement.

(i) “Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property other than money contributed to the Company by that Member.

(j) “Capital Transaction” means any sale or other disposition of all or a portion of the Property in a single transaction or in a series of related transactions, other than a sale or disposition in the ordinary course of the Company’s business.

(k) “Code” means the Internal Revenue Code of 1986, as amended from time to time. A reference to a specific section of the Code refers not only to that specific section but any corresponding provisions of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provisions are in effect on the date of application of this Agreement containing such reference.

(l) “Company” means InStride Ventures, LLC, a Delaware limited liability company.

(m) “Company Minimum Gain” shall have the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

(n) “Depreciation” means, for each Accounting Period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

(o) “Distributable Cash” means, with respect to any fiscal period, the excess of all cash receipts of the Company from any source whatsoever, including normal operations, sales of assets, proceeds of borrowings, Capital Contributions of the Members, proceeds from a Capital Transaction, and any and all other sources over the sum of the following amounts:

(1) cash disbursements for accounting and bookkeeping services, costs of sales of Company assets, management fees and expenses, insurance, legal and accounting expenses, and any and all other items customarily considered to be “ operating expenses”;

(2) payments of interest, principal and premium, and points and other costs of borrowing under any indebtedness of the Company (other than payments made with respect to Member Loans);

(3) payments made to purchase Company assets; and

(4) amounts set aside as Reserves.

(p) “Fiscal Year” means the calendar year; but, upon the organization of the Company, Fiscal Year means the period from the first day of the term of the Company to the next following December 31, and upon dissolution of the Company, shall mean the period from the end of the last preceding Fiscal Year to the date of such dissolution.

(q) “Footwear” has the meaning set forth in Section 1.5 hereof.

(r) “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(1) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company;

(2) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values in connection with (and to be effective immediately prior to) the following events: (i) the acquisition of any additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis

Capital Contribution; (ii) the acquisition of any additional Membership Interest in the Company (other than a de minimis Membership Interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member; (iii) the distribution by the Company to a Member of more than a de minimis amount of Company property other than money, unless all Members receive simultaneous distributions of undivided interests in the distributed property in proportion to their interests in the Company; and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that an adjustment pursuant to clauses (i), (ii) and (iii) above shall be made only if such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(3) If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section l.8(r)(1) or 1.8(r)(2) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses; and

(4) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection to the extent that an adjustment pursuant to subsection 1.8(r)(2) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection.

(s) “Initial George Foreman Ventures Loan” has the meaning set forth in Section 3.1(b)(2) hereof.

(t) “Initial In Stride Loan” has the meaning set forth in Section 3.1(b)(1) hereof.

(u) “Manager” means George Foreman Ventures and any other Person or Persons hereafter designated as a Manager pursuant to the Act or the terms of this Agreement.

(v) “Member Loan” has the meaning set forth in Section 3.2(a) hereof.

(w) “Members” means George Foreman Ventures, In Stride, Rice, Koester and any other Person or Persons hereafter admitted to the Company as a Member as provided in this Agreement, but does not include any Person who has ceased to be a Member of the Company. The Members of the Company are listed on Schedule A attached hereto, and the Company shall keep a current list of all Members and their Capital Contributions.

(x) “Member Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

(y) “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

(z) “Member Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations. The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for any Accounting Period shall be determined in accordance with Section 1.704-2(i)(2) of the Regulations.

(aa) “Membership Interest” shall mean the interest of a Member in the Company, including without limitation, rights to distributions (liquidating or otherwise), allocations, information and voting rights. The initial percentage Membership Interests of the Members in the Company are set forth on Schedule A attached hereto.

(bb) “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations. The amount of Nonrecourse Deductions for an Accounting Period shall be determined in accordance with Section 1.704-2(c) of the Regulations.

(cc) “Nonrecourse Liability” has the meaning set forth in Sections 1.704-2(b)(3) and 1.752-1(a)(2) of the Regulations.

(dd) “Person” means an individual, corporation, association, partnership, joint venture, limited liability company, estate, trust, or any other legal entity.

(ee) “Profits” and “Losses” means the Company’s taxable income or taxable loss, as the case may be, for each Accounting Period, as determined under Section 703(a) of the Code and Regulations Section 1.703-1, but with the following adjustments: (1) any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company during such Accounting Period shall be taken into account as if it were taxable income in computing such taxable income or taxable loss; (2) any expenditures of the Company described in Section 705(a)(2)(B) of the Code for such Accounting Period, including any items treated under Regulations Section 1.704-1(b)(2)(iv)(i) as items described in Section 705(a)(2)(B) of the Code, shall be taken into account as if they were deductible items in computing such taxable income or taxable loss; (3) any items of income recognized by the Company during such Accounting Period that are required to be allocated to the Members under Section 9.2(a) hereof shall be excluded from such taxable income or taxable loss; (4) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and (5) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Accounting Period, computed in accordance with Section 1.8(n) hereof. If the Company’s taxable income or taxable loss for such Accounting Period, as adjusted in the manner provided in Clauses (1) through (5) above, is a positive amount, such amount shall be the Company’s Profits for such Accounting Period; and if negative, such amount shall be the Company’s Losses for such Accounting Period.

(ff) “Property” shall mean, at any time, all property, whether real or personal, interests, assets or rights owned or held by or on behalf of the Company at such time.

(gg) “Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(hh) “Reserve” or “Reserves” means amounts set aside and deemed sufficient by the Manager, as of the date of determination, for working capital and to pay taxes, insurance, debt service, or other costs and expenses, incident to the operation of the Company, and for advancing the purposes of the Company set forth in Section 1.5 hereof.

(ii) “ShopKo Test” has the meaning set forth in Section 1.5 hereof.

(jj) “Test Period” has the meaning set forth in Section 1.5 hereof.

(kk) “Transfer” shall mean, any disposition (including, without limitation, gifts, sales, assignments, pledges, encumbrances, bequests, and all other inter vivos or testamentary dispositions) whether voluntary, involuntary or whether pursuant to court order or by operation of law.

SECTION 2.  MEMBERS; MANAGER.

2.1. Members. The Members of the Company (and their Membership Interest in the Company) are listed on Schedule A hereto, each of whom has executed this Agreement as of the date hereof and is hereby admitted to the Company as a Member.

2.2. Additional Members. No Person shall be admitted to the Company as an additional or substitute Member without the prior written consent of the Manager or as otherwise provided herein.

2.3. Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court, except to the extent required under the Act with respect to amounts distributed to the Member at a time when the Company was insolvent or was rendered insolvent by virtue of such distribution.

2.4. Manager. The number of Managers of the Company shall be one (1). George Foreman Ventures is hereby designated to serve as the Manager of the Company. The Manager may resign at any time upon prior written notice to the Company. In the event of a vacancy in the position of Manager by reason of resignation, liquidation, dissolution or bankruptcy, a successor shall be appointed by a majority-in-interest of the Members.

SECTION 3. CAPITAL CONTRIBUTIONS; LOANS; ACQUISITION OF FOOTWEAR; CAPITAL ACCOUNTS.

3.1. Initial Capital Contributions; Initial Loans and Acquisition of Footwear During the Test Period.

(a) The Members shall, promptly after the execution of this Agreement, make the initial Capital Contributions set forth on Schedule A attached hereto to the Company in exchange for their Membership Interests. In addition, In Stride shall execute the license agreement attached hereto as Exhibit A, but shall not receive any Capital Account credit for its execution of such license agreement.

(b) During the Test Period:

(1) In Stride shall supply to the Company all of the Footwear required, as determined by the Manager, to undertake the ShopKo Test. In addition, In Stride shall pay all costs of training and Company operational overhead required (as determined by the Manager) during the Test Period to undertake the ShopKo Test. The sum of (a) In Stride’s documented direct cost of the Footwear supplied to the Company pursuant to this Section 3.1(b)(1), and (b) the aggregate amount of documented costs of training and Company operational overhead paid by In Stride pursuant to this Section 3.1(b)(1), shall constitute a loan by In Stride to the Company (the “Initial In Stride Loan”) which shall not bear interest and the principal of which shall be repaid out of Distributable Cash pursuant to Sections 4.2(a) and 4.3(a) hereof; provided, however, that (i) the documentation corresponding to any such costs shall be provided to the Manager within thirty (30) days after such costs are incurred, and (ii) any individual expenditure (or commitment to make an individual expenditure) in excess of ten thousand dollars ($10,000) shall require the approval of the Manager and the vote of those Members owning, in the aggregate, at least sixty percent (60%) of the Membership Interests, before such expenditure or commitment is incurred. Notwithstanding clause (ii) of this Section 3.1(b)(1), (I) the Manager shall have the ability to propose a budget to the Members, and if the proposed budget is approved by at least sixty percent (60%) of the Membership Interests, then the Member vote referred to in clause (ii) shall not be required unless the expenditure or commitment at issue would result in the approved budgeted expenses being exceeded by more than ten thousand dollars ($10,000), and (II) regardless of whether or not a budget has been approved, if the Company’s gross revenue for any Fiscal Year exceeds two million dollars ($2,000,000), then the Member vote referred to in clause (ii) shall not be required for the remainder of that Fiscal Year and for all future Fiscal Years.

(2) George Foreman Ventures shall either advance to the Company, in cash, or pay directly, all costs of marketing the Footwear during the Test Period, as such costs are determined by the Manager. The aggregate amount of cash advanced to the Company by George Foreman Ventures pursuant to this Section 3.1(b)(2), and documented costs paid directly by George Foreman Ventures pursuant to this Section 3.1(b)(2), shall constitute a loan by George Foreman Ventures to the Company (the “Initial George Foreman Ventures Loan”) which shall not bear interest and the principal of which shall be repaid out of Distributable Cash pursuant to Sections 4.2(a) and 4.3(a) hereof; provided, however, that (i) the documentation corresponding to any such costs shall be provided to the Manager within thirty (30) days after such costs are incurred, and (ii) any individual expenditure (or commitment to make an individual expenditure) in excess of ten thousand dollars ($10,000) shall require the approval of the Manager and the vote of those Members owning, in the aggregate, at least sixty percent (60%) of the Membership Interests, before such expenditure or commitment is incurred. Notwithstanding clause (ii) of this Section 3.1(b)(2), (I) the Manager shall have the ability to propose a budget to the Members, and if the proposed budget is approved by at least sixty percent (60%) of the Membership Interests, then the Member vote referred to in clause (ii) shall not be required unless the expenditure or commitment at issue would result in the approved budgeted expenses being exceeded by more than ten thousand dollars ($10,000), and (II) regardless of whether or not a budget has been approved, if the Company’s gross revenue for any Fiscal Year exceeds two million dollars ($2,000,000), then the Member vote referred to in clause (ii) shall not be required for the remainder of that Fiscal Year and for all future Fiscal Years.

3.2. Additional Capital Needs and Acquisition of Footwear After the Test Period.

(a) If, after the expiration of the Test Period, the Manager determines, in its sole discretion, that additional capital is needed for Company business, then the Manager may raise such additional capital through borrowing or issuing additional equity in the Company, as the Manager in its sole discretion deems advisable. The Manager may secure third party financing from an institutional lender (without offering warrants or other equity participation). Additionally, the Manager may secure loans from its Members (“Member Loans”) with each Member being offered the right to participate in such loans based on its percentage Membership Interest, and with contributing Members having the right (but not the obligation) to contribute non-participating Members’ share of these Member Loans. Any such Member Loan made by a Member to the Company shall bear interest at the Prime Rate as published in The Wall Street Journal on the date the Member Loan is made plus 500 basis points, and the interest and principal of such Member Loan shall be repaid out of Distributable Cash as provided in Sections 4.2 and 4.3 hereof. With respect to a proposed issuance of equity to raise capital for Company purposes, the Manager shall value the new equity based on a good faith determination of the fair market value of the Company at the time of the issuance of such equity, and the issuance of such equity shall be subject to the preemptive rights of the Members set forth in Section 6.2 hereof. Notwithstanding the foregoing and the provisions of Section 6.2 hereof, with respect to the first two hundred fifty thousand dollars ($250,000) of capital raised from the Members pursuant to this Section 3.2(a), each such contributing Member shall acquire an additional one percent (1%) equity interest in the Company for each twenty-five thousand dollars ($25,000) of capital contributed by such Member (and with respect to any increment of capital contributed by such Member which is less than twenty-five thousand dollars ($25,000), such Member shall acquire a corresponding fraction of the one percent (1%) additional equity interest) and the Membership Interests of the non-contributing Members shall be diluted proportionately.

(b) After the expiration of the Test Period, In Stride shall sell to the Company, at In Stride’s direct cost and without allocable overhead, all of the Footwear required, as determined by the Manager, to conduct the business of the Company. Payment for such Footwear shall be due from the Company to In Stride no later than the date of the shipment of such Footwear from the Orient.

(c) After the expiration of the Test Period, George Foreman Ventures shall sell to the Company, at George Foreman Ventures’ direct cost and without allocable overhead, all of the marketing materials required, as determined by the Manager, to conduct the business of the Company. Payment for such marketing materials shall be due from the Company to George Foreman Ventures immediately upon the Company’s receipt of such materials. The parties agree that marketing materials shall not include personal appearances by George Foreman, and that the terms and conditions of any such appearances shall be as negotiated and agreed upon between George Foreman and the Company.

3.3. Time When Capital Contribution to be Returned. No time is agreed upon as to when the Capital Contributions of the Members are to be returned. The Members shall not have the right to demand return of their Capital Contributions nor shall the Members have the right to demand and receive property other than cash in return for their Capital Contributions.

3.4. Capital Accounts. An Adjusted Capital Account shall be maintained for each Member.

(a) To each such account there shall be credited:

(1) the amount of money contributed to the capital of the Company by such Member;

(2) the fair market value of any property other than money contributed to the Company by such Member net of the liabilities securing such contributed property that the Company is considered to assume or take subject to pursuant to Section 752 of the Code; and

(3) Profits and items of income and gain allocated to the Member; and

(b) From each such account there shall be debited:

(1) the amount of money distributed to the Member by the Company;

(2) the fair market value of all property distributed to such Member by the Company net of the liabilities securing such distributed property that such Member is considered to assume or take subject to pursuant to Section 752 of the Code; and

(3) Losses and items of loss and deduction allocated to the Member.

(c) In addition to the foregoing adjustments, each Member’s Adjusted Capital Account shall be maintained consistently with and reflect all adjustments described in Regulations Section 1.704-1(b)(2)(iv).

(d) If ownership of any Membership Interest in the Company is assigned in accordance with the terms of this Agreement, the assignee shall succeed to the Capital Account of the assignor to the extent it relates to the assigned Membership Interest.

(e) In determining the amount of any liability for purposes of subsections 3.4(a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(f) To each Member’s Capital Account, there shall be debited or credited, as the case may be, adjustments which are necessary to reflect a revaluation of Company assets to reflect the Gross Asset Value of all Company assets, as required by Regulations Section 1.704-1(b)(2)(iv)(f) and Section 1.8(r).

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 704 of the Code and Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such provisions. The Company shall make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet as computed for book purposes in accordance with Section 1.704-1(b)(2)(iv)(q) of the Regulations.

SECTION 4. DISTRIBUTIONS; ALLOCATION OF PROFITS AND LOSSES.

4.1. Distributions. Subject to maintaining the Company in a sound financial and cash position (which, without limiting the generality of the foregoing, shall include the provision for losses affecting the cash position of the Company and the payment or provision for payment, when due, of obligations of the Company) and establishing such Reserves as are determined by the Manager, in its sole discretion, to be reasonably required, the Manager shall distribute funds of the Company as provided herein.

4.2. Distributions of Distributable Cash from Operations. If the Manager decides in its discretion to distribute cash flow, then distributions of Distributable Cash arising from operations, other than Capital Transactions, to the extent available, shall be made to the Members in the following order of priority:

(a) first, to In Stride and George Foreman Ventures, the amount required to provide them with the outstanding principal balance of the Initial In Stride Loan and the Initial George Foreman Ventures Loan, respectively, pro rata in accordance with the respective amounts of the outstanding principal balances of the Initial In Stride Loan and the Initial George Foreman Ventures Loan;

(b) second, to each Member who has made a Member Loan, the amount, if any, required to provide such Member with any current and accumulated interest on his or its Member Loan, pro rata in accordance with the respective amounts of current and accumulated interest of all Member Loans;

(c) third, to each Member who has made a Member Loan, the amount, if any, required to provide such Member with the outstanding principal balance of his or its Member

Loan, pro rata in accordance with the respective amounts of the outstanding principal balances of all Member Loans; and

(d) thereafter, to the Members pro rata in accordance with their Membership Interests.

Notwithstanding the foregoing provisions of this Section 4.2, after making the distributions provided for in subsections (a) and (b) of this Section 4.2, and prior to making the distributions provided for in subsections (c) and (d) of this Section 4.2, the Company shall, to the extent available, distribute the Tax Distribution Amount (as defined in Section 4.5 hereof) to the Members.

4.3. Distributions of Distributable Cash Arising from Capital Transactions and Upon Liquidation. If the Manager decides in its discretion to distribute cash flow, then Distributable Cash arising out of a Capital Transaction and net proceeds upon liquidation of the Company, to the extent available, shall be made to the Members in the following order of priority:

(a) first, to In Stride and George Foreman Ventures, the amount required to provide them with the outstanding principal balance of the Initial In Stride Loan and the Initial George Foreman Ventures Loan, respectively, pro rata in accordance with the respective amounts of the outstanding principal balances of the Initial In Stride Loan and the Initial George Foreman Ventures Loan;

(b) second, to each Member who has made a Member Loan, the amount, if any, required to provide such Member with any current and accumulated interest on his or its Member Loan, pro rata in accordance with the respective amounts of current and accumulated interest of all Member Loans;

(c) third, to each Member who has made a Member Loan, the amount, if any, required to provide such Member with the outstanding principal balance of his or its Member Loan, pro rata in accordance with the respective amounts of the outstanding principal balances of all Member Loans;

(d) fourth, to all Members with positive Adjusted Capital Account Balances in proportion to, and to the extent of, such positive balances; and

(e) thereafter, to the Members pro rata in accordance with their Membership Interests.

Notwithstanding the foregoing provisions of this Section 4.3, after making the distributions provided for in subsections (a) and (b) of this Section 4.3, and prior to making the distributions provided for in subsections (c), (d) and (e) of this Section 4.3, the Company shall, to the extent available, distribute the Tax Distribution Amount (as defined in Section 4.5 hereof) to the Members.

4.4. Tax Withholding. The Members acknowledge and agree that the Company shall withhold for the payment of any foreign, state, federal and/or local taxes which may arise as a result of being a Member of the Company to the extent required by law.

4.5. Time of Distributions. Except as otherwise provided herein, distributions may be made from the Company to the Members at such times as the Manager in its discretion may determine; PROVIDED, HOWEVER, that the Company shall endeavor to distribute to each Member in cash, if available, no less than the “Tax Distribution Amount” within ten (10) days following the end of each quarter. For purposes of this Agreement, the “Tax Distribution Amount” for each Member for each quarter shall be an amount equal to (a) the aggregate taxable income taxed to such Member for federal income tax purposes for such quarter as a result of allocations of Profits and Losses under Section 4.6 multiplied by (b) the sum, expressed as a percentage, of (1) the highest marginal federal individual income tax rate in effect for that quarter plus (2) the highest marginal New Jersey individual income tax rate in effect for that quarter.

4.6. Profits and Losses.

(a) Subject to the special allocations set forth in Section 9 hereof, the Profits of the Company shall be determined each year in accordance with the accounting methods followed for federal income tax purposes and allocated as follows:

(1) first, to each Member with an Adjusted Capital Account Deficit pro rata to such Adjusted Capital Account Deficits to the extent of the amounts necessary to eliminate such Adjusted Capital Account Deficits;

(2) second, to each Member to the extent such Member was previously allocated Losses, in proportion to the amount of such Losses; and

(3) thereafter, any remaining Profits shall be allocated to the Members pro rata in accordance with their percentage Membership Interests.

(b) Subject to the special allocations set forth in Section 9 hereof, the Losses of the Company shall be determined each year in accordance with the accounting methods followed for federal income tax purposes and allocated as follows:

(1) first, to the extent the Adjusted Capital Account Balance of any Member exceeds zero (0), to each such Member in proportion to and to the extent of the amounts necessary to cause their respective Adjusted Capital Account Balances to equal zero (0);

(2) second, to In Stride, George Foreman Ventures and each Member who has made a Member Loan, in proportion to and to the extent of the respective amounts of the outstanding principal balances of the Initial In Stride Loan, the Initial George Foreman Ventures Loan and Member Loans; and

(3) thereafter, any remaining Losses shall be allocated to the Members pro rata in accordance with their percentage Membership Interests.

SECTION 5. MANAGEMENT; LIABILITY OF PARTIES; INDEMNIFICATION; PURCHASE OPTION; LICENSE AGREEMENT

5.1. Management by Manager. Subject to Section 5.2 hereof, the Manager shall be responsible for the operation of the Company’s business in the ordinary course, and shall have the authority to do all things without the approval or consent of the Members that it determines in its sole discretion to be in furtherance of the purposes of the Company. Without limiting the generality of the foregoing, the Manager shall have the authority to:

(a) arrange for the collection and deposit of all cash receipts of the Company;

(b) establish, maintain, and draw upon checking and other accounts in the name of the Company, in such bank or banks as the Manager may, from time to time, select;

(c) execute notifications, statements, reports, returns and other filings that are necessary or desirable to be filed with any state or federal securities commission;

(d) except as provided in Section 7.3 hereof, make any tax elections available to the Company under the Code or the Regulations thereunder, to designate a tax matters partner of the Company, and to execute, acknowledge and deliver any and all instruments desirable to effectuate the foregoing;

(e) employ accountants, attorneys, consultants and other persons, firms, corporations or entities on such terms and for such compensation as it shall determine;

(f) arrange for the payment of all liabilities of the Company;

(g) arrange for the timely filing of all federal and state tax returns of the Company;

(h) borrow money on behalf of the Company on such terms as the Manager may determine, provided, however, that, during the Test Period, any such borrowing in excess of ten thousand dollars ($10,000) shall be a Major Decision pursuant to Section 5.2(a)(4) hereof and shall accordingly be subject to the Member voting requirement described in Section 5.2(a);

(i) hypothecate, encumber, and/or grant security interests in assets of the Company, provided, however, that, during the Test Period, any such hypothecation, encumbrance, and/or grant of security interests in assets of the Company having a fair market value in excess of ten thousand dollars ($10,000) shall be a Major Decision pursuant to Section 5.2(a)(5) hereof and shall accordingly be subject to the Member voting requirement described in Section 5.2(a); and

(j) make, enter into, deliver and perform all contracts, agreements or undertakings, pay all costs and expenses and perform all acts deemed appropriate by the Manager to carry out the Company’s purposes.

5.2. Major Decisions; Manager Election to Outsource Day-to-Day Activities to In Stride.

(a) Notwithstanding anything in this Agreement to the contrary, the Manager shall not take any of the following actions or enter into any agreement which would result in any of the following actions (any such action a “Major Decision”), without the vote of those Members owning, in the aggregate, at least sixty percent (60%) of the Membership Interests:

(1) change the nature of the Company’s business or enter into a new line of business;

(2) engage in any transactions with a Member, any Affiliate of a Member, or any family member of a Member or family member of an owner of a Member or its Affiliates;

(3) sell or dispose of all or substantially all of the Company’s assets other than on an arms-length basis;

(4) during the Test Period, borrow money on behalf of the Company in excess of ten thousand dollars ($10,000);

(5) during the Test Period, hypothecate, encumber, and/or grant security interests in assets of the Company having a fair market value in excess of ten thousand dollars ($10,000); and

(6) enter into any agreement for a personal appearance fee for George Foreman in excess of ten thousand dollars ($10,000).

(b) In Stride agrees that, at the election of the Manager which may be made by the Manager at any time upon notice to In Stride, In Stride shall handle, on an independent contractor basis, the day-to-day administration of the Company’s business, including, but not limited to, billing, receivables, inventory control, warehousing, shipping, sales management, training of ShopKo’s (or other customer of the Company) pharmacists and technicians, maintenance of a customer service staff dedicated to answering all of ShopKo’s (or other customer of the Company) pharmacy requests and questions about the Footwear and Medicare program with respect to the Footwear, and interfacing with ShopKo (or other customer of the Company) corporate in connection with issues relating to the ShopKo Agreement (or agreement with such other customer) and delivery of goods and services thereunder. In consideration for the foregoing services, the Company shall pay In Stride a service fee in accordance with the following schedule (for purposes of this Section 5.2(b), a “unit” is defined as “a pair of shoes with inserts”): (i) with respect to any calendar month in which total sales of units for such calendar month are not greater than three hundred (300) units, the service fee shall be thirty dollars ($30.00) per unit sold during such calendar month, and (ii) with respect to any calendar month in which total sales of units for such calendar month are greater than three hundred (300) units, the service fee shall be thirty dollars ($30.00) per unit for the first three hundred (300) units sold during such calendar month plus twenty-two dollars and fifty cents ($22.50) per unit for each unit sold during such calendar month in excess of three hundred (300) units. The amount of the service fee set forth herein shall be in addition to (and not included in) the actual cost of the shoe and shoe inserts.

5.3. Authority to Bind the Company. The Manager or its designee shall have the right to bind the Company and to execute documents on the Company’s behalf. In addition to the specific rights and powers herein granted to the Manager, the Manager shall, subject to the limitations set forth in this Agreement, possess and enjoy and exercise all of the other rights and powers of Managers under the Act or granted by the law of any other jurisdiction in which the Company may do business. In addition, no Member other than the Manager may bind the Company and execute documents on the Company’s behalf without the prior written approval of the Manager.

5.4. Appointment of Officers. The Manager may, from time to time in its sole discretion, by resolution, appoint such officers of the Company as it shall deem advisable.

5.5. Liability of Parties.

(a) No Member, Manager or Affiliate of such Persons (a “Covered Person”) shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or Distributable Cash or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

(c) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, a Covered Person acting under this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(d) Unless otherwise expressly provided herein, (1) whenever a conflict of interest exists or arises between Covered Persons, or (2) whenever this Agreement or any other agreement contemplated herein or therein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or act in any manner that is, or provides terms that are, fair and reasonable to the Company or any Member, the Covered

Person shall resolve such conflicts of interest, take such action or provide such terms, considering in each case the relative interest of each party (including his, her or its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting principles. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

(e) Whenever in this Agreement a Covered Person is permitted or required to make a decision (1) in his, her or its “discretion” or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider such interests and factors as he or it desires, including his or its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Persons, or (2) in his or its “good faith” or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

5.6. Indemnification of Covered Persons.

(a) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions, PROVIDED, HOWEVER, that any indemnity under this Section 5.6(a) shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof.

(b) To the fullest extent permitted by applicable law, reasonable expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 5.6(a) hereof.

(c) The Company may, but is not required to, purchase and maintain insurance, to the extent and in such amounts as the Manager shall deem reasonable, on behalf of Covered Persons and such other Persons as the Manager shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power or obligation to indemnify such Person against such liability under the provisions of this Agreement. The Company may enter into indemnity contracts with Covered Persons and such other Persons as the Manager shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 5.6(b) hereof and containing such other procedures regarding indemnification as are appropriate.

5.7. Competition.

(a) While a Member owns a Membership Interest in the Company and for a period of two (2) years after such Member ceases to own a Membership Interest in the Company for any reason, including without limitation dissolution of the Company, such Member and such Member’s Affiliates shall not directly or indirectly engage in any activities, perform any services or conduct any businesses which are competitive with the Company’s business or any part of the Company’s business or engage in activities or services performed by, or sell products sold by, the Company. Except for businesses competitive with the Company as aforesaid, any Member or Manager may engage in or possess an interest in other business ventures of every type and description, independently or with others, and neither the Company nor any of the Members shall have any right by virtue of this Agreement in or to any such independent ventures or to the income or profits derived therefrom. The fact that a Member or Manager or an organization or other entity which is related, directly or indirectly, is employed by or is directly or indirectly interested in or is connected with any person, firm, organization or entity engaged in or employed by the Company, to render or perform a service, or from whom or which the Company may buy property of any sort, kind and description, shall not prohibit the Company from executing any agreement with or employing such person, organization, firm, corporation, or entity, or from otherwise dealing with him or it, in any manner whatsoever, so long as such dealing is on an arm’s length basis, and neither the Company nor any of the Members, as such, shall have any rights in or to any income or profits derived by it or the related party.

(b) Notwithstanding Section 5.7(a) hereof or any other provision of this Agreement, In Stride shall retain a limited right to sell and distribute Footwear solely as provided in the Exclusive Trademark License Agreement attached hereto as Exhibit A; provided, however, that such license agreement shall terminate upon a dissolution of the Company or upon George Foreman Ventures’ material breach of this Agreement if such material breach is not cured within thirty (30) days after George Foreman Ventures receives written notice from In Stride of such material breach.

5.8. Company’s Option to Purchase Assets of In Stride.

(a) For a period of two (2) years after the date of this Agreement, the Company shall have the option to purchase the assets of In Stride (other than its Membership Interest in the Company). In the event such option is exercised, (i) the Company shall purchase all of In Stride’s undamaged inventory that is salable in the ordinary course of business at a purchase price equal to In Stride’s cost, including but not limited to acquisition cost, freight, warehousing and allocable overhead, and (ii) the Company shall purchase the assets of In Stride other than the inventory at a purchase price equal to five (5) times the EBITDA of In Stride for the twelve-month period ending on the date the option is exercised (such EBITDA being determined without regard to any extraordinary income or expenses of In Stride during said twelve-month period, including, but not limited to, income derived and expenses incurred in connection with In Stride’s fulfillment of its obligations to supply goods to the Company hereunder) (the “EBITDA Calculation”). Notwithstanding the foregoing, if the amount determined pursuant to the EBITDA Calculation is less than one million dollars ($1,000,000), then the amount determined pursuant to the EBITDA Calculation shall be increased by one-half (1/2) of the difference between one million dollars ($1,000,000) and the amount determined pursuant to the EBITDA Calculation. The foregoing option shall be exercisable by written notice from the Manager to In Stride within two (2) years after the date of this Agreement, and in the event of exercise, the Company and In Stride shall enter into a purchase and sale agreement to be negotiated in good faith and which shall provide for cash payment in full at closing and contain standard representations, warranties, and indemnities.

(b) If the Company exercises the option provided for in Section 5.8(a) hereof, then the Company and Dan Werremeyer Jr. (“Werremeyer”) shall enter into an employment agreement to be negotiated in good faith with respect to Werremeyer’s employment with the Company and which shall provide for the term, title and compensation set forth in this Section 5.8(b). The term of such employment agreement shall be three (3) years, and shall provide for the Company’s employment of Werremeyer as its President. Such employment agreement shall require Werremeyer to dedicate a substantial amount of his time to his services as President of the Company and shall provide for Werremeyer to receive, during such three-year term, (i) an annual base compensation of one hundred fifty thousand dollars ($150,000), (ii) with respect to each year that the gross revenue of the Company is greater than five million dollars ($5,000,000) and less than twenty million dollars ($20,000,000), a bonus (in addition to the base compensation set forth in clause (i) of this Section 5.8(b)) in the amount of fifty thousand dollars ($50,000), and (iii) with respect to each year that the gross revenue of the Company is equal to or greater than twenty million dollars ($20,000,000), a bonus (in addition to the base compensation set forth in clause (i) of this Section 5.8(b)) in the amount of one hundred thousand dollars ($100,000).

(c) If the Company exercises the option provided for in Section 5.8(a) hereof, then the Company and Robert Schwartz (“Schwartz”) shall enter into an employment agreement to be negotiated in good faith with respect to Schwartz’s employment with the Company and which shall provide for the term, title and compensation set forth in this Section 5.8(c). The term of such employment agreement shall be three (3) years, and shall provide for the Company’s employment of Schwartz as its Vice President of Pharmacies. Such employment agreement shall require Schwartz to dedicate a substantial amount of his time to his services as Vice President of Pharmacies of the Company and shall provide for Schwartz to receive, during such three-year term, (i) an annual base compensation of seventy-five thousand dollars ($75,000), (ii) with respect to each year that the gross revenue of the Company is greater than five million dollars ($5,000,000) and less than twenty million dollars ($20,000,000), a bonus (in addition to the base compensation set forth in clause (i) of this Section 5.8(c)) in the amount of twenty-five thousand dollars ($25,000), and (iii) with respect to each year that the gross revenue of the Company is equal to or greater than twenty million dollars ($20,000,000), a bonus (in addition to the base compensation set forth in clause (i) of this Section 5.8(c)) in the amount of fifty thousand dollars ($50,000).

(d) In Stride agrees that it shall not engage in any sale or other disposition of its assets outside the ordinary course of business prior to the expiration of the period during which the Company may exercise its option pursuant to Section 5.8(a) hereof or engage in any other transaction or activity that would adversely affect or interfere with the Company’s option.

5.9. License Agreement with George Foreman Ventures. George Foreman Ventures and the Company shall enter into the license agreement attached hereto as Exhibit B.

SECTION 6. TRANSFERABILITY OF MEMBERSHIP INTERESTS.

6.1. Restrictions on Transfer.

(a) Except as specifically provided in this Agreement, no Member shall Transfer, directly or indirectly (including, without limitation, through a Transfer of a membership interest, beneficial interest in a trust, partnership interest or shares in an entity that is a Member), all or any portion of his or its Membership Interest in the Company.

(b) Subject to Section 6.3 hereof, and notwithstanding the limitations of Section 6.1(c)(5)(c)(i) and (ii) hereof, a Member may Transfer all or any portion of his or its Membership Interest in the Company to any transferee (“Approved Transferee”) with the prior written consent of the Manager, which may be granted or withheld in its sole and absolute discretion.

(c) Permitted Transferees.

(1) Subject to Section 6.3 hereof, upon his death, each individual Member, if any (or individual owner of a Member) shall have, and at all times retain the right to Transfer all or any portion of his Membership Interest (or interest in a Member) outright or in trust to or for the benefit of his spouse or descendants, or to any entity which is wholly owned by such Member, such Member’s spouse or descendants, the foregoing trusts, or any combination of the foregoing. Subject to Section 6.3 hereof, each corporate Member, each limited partnership Member and each limited liability company Member, if any, shall have the right to Transfer all or any part of its Membership Interest to any owner of such Member, to such owner’s spouse, descendants and/or a trust or trusts for the benefit of the foregoing, or to any entity which is wholly owned by such owner, such owner’s spouse or descendants, the foregoing trusts, or any combination of the foregoing.

(2) Subject to Section 6.3 hereof, if a Membership Interest is held in trust, the holders of such Membership Interest shall have the right to Transfer such Membership Interest to successor trustees and/or to the beneficiaries of such trust in accordance with the terms thereof.

(3) The Person or Persons receiving a Membership Interest pursuant to the terms of this subsection (c) shall be referred to hereinafter individually as such Member’s “Permitted Transferee” and collectively as his, her or its “Permitted Transferees.”

(4) Any Permitted Transferee shall receive and hold the Membership Interest so Transferred subject to the terms and conditions of this Agreement as though a party hereto, and no Transfer of any Membership Interest shall be made to such Approved Transferee or Permitted Transferee unless he shall so acknowledge in writing to be bound by all of the terms and conditions of this Agreement. Upon the satisfaction of the above and complying with Section 6.3 hereof, the Approved Transferee or Permitted Transferee shall be admitted to the Company as a Member.

(5) A Permitted Transferee shall not Transfer all or any portion of his or its Membership Interest in the Company unless such a Transfer is made (a) subject to the provisions of this Section 6.1, (b) subject to the provisions of Section 6.3 hereof, and (c):

(i) to the Member from whom he, she or it obtained the Membership Interest; or

(ii) to another Permitted Transferee of the Member from whom he, she or it obtained the Membership Interest.

(d) Following any Transfer of a Member’s entire Membership Interest, the Member shall have no further rights as a Member of the Company.

6.2. Preemptive Rights.

(a) If, following the expiration of the Test Period, the Company authorizes the issuance or sale of any equity in the Company to any Person (including any Member) (the "Offeree"), the Company shall first offer to sell to each Member a pro-rata portion (based on the Membership Interest held by such Member at such time) of such equity. The Members shall be entitled to purchase such equity at the same price as such equity is to be offered to the Offeree. The Members will take all necessary or desirable actions in connection with the consummation of the purchase transactions contemplated by this Section 6.2(a) as requested by the Company, including the execution of all agreements, documents and instruments in connection therewith in the form presented by the Company, and so long as such agreements, documents and instruments do not require such Members to make more burdensome representations, warranties, covenants or indemnities than those required of the Offeree in the agreements, documents or instruments in connection with such transaction. If any Member elects not to purchase any such equity, or not to purchase all of such Member’s pro-rata portion, each other Member who has elected to purchase all of such Member’s pro-rata portion (a "Fully Participating Member") shall be entitled to purchase an additional portion of such equity. If more than one Fully Participating Member desires to purchase such equity in excess of the portion allocated to such Member pursuant to the first sentence of this Section 6.2(a), then each such Fully Participating Member shall be entitled to purchase up to all of such available equity. If there is an oversubscription in respect of such remaining equity, the oversubscribed amount shall be fully allocated among the Fully Participating Members pro rata based on such Fully Participating Members’ percentage Membership Interest. Notwithstanding the foregoing or anything contained to the contrary herein, no Member shall be entitled to purchase equity pursuant to this Section 6.2(a) in the event such Member is in breach of, or has not complied with all of such Member’s obligations under this Agreement or other agreements to which such Member and the Company are a party.

(b) In order to exercise its purchase rights hereunder, a Member must, within forty-five (45) days after receipt of written notice from the Company describing the equity being offered, the purchase price thereof, the payment terms and such Member’s percentage allotment, deliver a written notice to the Company describing its election hereunder (which election shall be absolute and unconditional). The forty-five (45) day time frame described herein shall apply both in the case of an initial written notice from the Company to the Members with respect to an offering of equity and in the case of any subsequent written notice from the Company to the Fully Participating Members with respect to an additional portion of such equity available for purchase as a result of another Member electing not to purchase all of its pro-rata portion.

(c) Upon the expiration of the offering period described above, the Company shall be entitled to sell such equity to the Offeree which the Members have not elected to purchase during the 180 days following such expiration at no less than the purchase price stated in the notice provided under Section 6.2(b) hereunder. Any equity proposed to be offered or sold by the Company to the Offeree after such 180-day period, or at a price not complying with the immediate preceding sentence, must be reoffered to the Members pursuant to the terms of this Section 6.2 prior to any sale to the Offeree.

6.3. Conditions to Transfer. A Transfer of a Membership Interest in the Company shall be effective only upon satisfaction of the following conditions:

(a) The Membership Interest with respect to which the transferee is admitted was acquired either in exchange for a Capital Contribution pursuant to Section 3.1 or 3.2(a) or by means of a Transfer permitted under subsection 6.1 hereof;

(b) The transferee executes such documents and instruments as the Company may reasonably request as necessary or appropriate to confirm such transferee as a Member in the Company and such transferee’s agreement to be bound by the terms and conditions hereof;

(c) The transferee furnishes copies of all instruments effecting the Transfer and such other certificates, instruments and documents as the Company may require;

(d) At the request of the Manager, the transferee provides the Company with an opinion of counsel stating:

(1) that such Transfer may be effected without registration of the Membership Interest under the Securities Act of 1933, as amended;

(2) that such Transfer does not cause the violation of any state or federal securities law (including any investment suitability standards);

(3) that such Transfer will not result in a termination of the Company pursuant to Section 708(b)(1)(B) of the Code;

(4) that such Transfer will not cause the Company or any entity in which the Company invests to be subject to any state or federal registration requirements; and

(5) such other matters as the Manager may reasonably request.

(e) The transferee provides the Manager with a fully-executed and acknowledged written instrument of Transfer setting forth the intention of the transferor that the transferee become a Member in his or its place and stead;

(f) The transferee and the transferor execute and acknowledge such other instruments as the Manager may deem necessary or desirable to effect such admission, including the written acceptance and adoption by the transferee of the provisions of this Agreement (including the power of attorney contained in Section 10.9 hereof) and the assumption by the transferee of all obligations of the transferor under this Agreement; and

(g) The transferee has paid all reasonable expenses incurred by the Company (including any legal and accounting fees) in connection with such Transfer, including, but not limited to, the cost of the preparation, filing and publishing of any amendment to the Company’s certificate of formation or any other amendments or filings.

6.4. Prohibited Transfers. Any purported Transfer that is not permitted under this Section shall be null and void and of no effect whatsoever.

SECTION 7. BOOKS AND RECORDS; ACCOUNTING AND TAX ELECTIONS

7.1. Maintenance of Records. The Company shall maintain true and correct books and records, in which shall be entered all transactions of the Company, and shall maintain all other records necessary, convenient or incidental to recording the Company’s business and affairs, which shall be sufficient to record the allocation of Profits and Losses and distributions as provided for herein. All decisions as to accounting principles, accounting methods and other accounting matters shall be made by the Manager. Each Member or his or its authorized representative may, as often as quarterly and to the extent required by § 18-305 of the Act, examine the books and records of the Company during normal business hours upon reasonable notice for a proper purpose reasonably related to the Member’s Membership Interest in the Company.

7.2. Reports to Members. As soon as practicable after the end of each fiscal quarter, the Company (a) shall cause to be prepared and sent to each Member a balance sheet and a statement of income for the Company which may, but need not, be audited by a certified public accountant, and (b) shall cause to be prepared and sent to each Member a report setting forth in sufficient detail all such information and data with respect to the Company for such fiscal quarter as shall enable each Member to prepare his or its income tax returns in accordance with the laws, rules and regulations then prevailing. The Company shall also cause to be prepared and filed all tax returns required of the Company. All balance sheets, statements, reports and tax returns required to be prepared by the Company pursuant to this Section 7.2 shall be prepared at the expense of the Company.

7.3. Tax Election; Determinations Not Provided for in Agreement. The Manager shall be empowered to make or revoke any elections now or hereafter required or permitted to be made by the Code or any state or local tax law, and to decide in a fair and equitable manner any accounting procedures and other matters arising with respect to the Company or under this Agreement which are not expressly provided for in this Agreement. Notwithstanding the foregoing, neither the Company nor any Manager or Member shall make an election for the Company to be excluded from taxation as a partnership under the Code or any state or local law, and no provision of this Agreement (including Section 1.7) shall be construed to sanction or approve any such election.

7.4. Tax Matters Partner. George Foreman Ventures is hereby designated to be the “tax matters partner” of the Company pursuant to the requirements of the Code and shall have the authority to exercise all functions provided for in the Code, or in the Regulations, including, to the extent permitted by such Regulations, the authority to delegate the function of “tax matters partner” to any other person. George Foreman Ventures shall be reimbursed for all reasonable expenses incurred as a result of its duties as “tax matters partner”.

SECTION 8. DISSOLUTION AND LIQUIDATION; TERMINATION AND WITHDRAWAL.

8.1. Dissolution. The Company shall dissolve and its affairs shall be wound up at any time upon the decision of the Manager.

8.2. Liquidation.

(a) Upon a dissolution of the Company requiring the winding-up of its affairs, the Manager shall wind up its affairs. The assets of the Company shall be sold within a reasonable period of time to the extent necessary to pay or provide for the payment of all debts and liabilities of the Company, and may be sold to the extent deemed practicable and prudent by the Manager.

(b) The net assets of the Company remaining after satisfaction of all such debts and liabilities and the creation of any reserves under subsection 8.2(d), shall be distributed to the Members in accordance with their positive Capital Account Balances as of the date of such distribution, after giving effect to all contributions, distributions and allocations for all periods, including the period during which such liquidation occurs. Any property distributed in kind in the liquidation shall be valued at fair market value.

(c) Distributions to Members pursuant to this Section 8 shall be made by the later of (i) the end of the taxable year of the liquidation, or (ii) ninety (90) days after the date of such liquidation in accordance with Regulations Section 1.704-1(b)(2)(ii)(b).

(d) The Manager may withhold from distribution under this Section 8.2 such reserves which are required by applicable law and such other reserves for subsequent computation adjustments and for contingencies, including contingent liabilities relating to pending or anticipated litigation or to Internal Revenue Service examinations. Any amount held as a reserve shall reduce the amount payable under this Section 8.2 and shall be held in a segregated interest-bearing account (which may be commingled with similar accounts). The unused portion of any reserve shall be distributed with interest thereon pursuant to this Section 8.2 after the Manager shall have determined that the need therefore shall have ceased.

8.3. Deficit Capital Accounts. If a Member has a deficit balance in his or its Capital Account after giving effect to all contributions, distributions and allocations for all taxable years, including the year in which the liquidation occurs, such deficit shall not be considered a debt owed by such Member to the Company and such Member shall not be obligated to contribute such amount to the Company to bring the Capital Account Balance of such Member’s Capital Account to zero (0).

8.4. Restrictions on Withdrawal. Except as otherwise expressly permitted in this Agreement, without the consent of the Manager, which may be withheld in its absolute discretion, a Member does not have the right to withdraw from the Company as a Member or terminate his or its Membership Interest.

SECTION 9.  ALLOCATION RULES.

9.1. Special Allocations.

(a) Minimum Gain Chargeback. Notwithstanding any other provision of Section 4 or this Section 9, except to the extent that Section 1.704-2(f) of the Regulations (or any other applicable authority) provides an exception to the operation of the minimum gain chargeback requirement of the Regulations, if there is a net decrease in Minimum Gain during any Accounting Period, each Member shall be specially allocated items of income and gain for such Accounting Period in an amount equal to such Member’s share of the net decrease in the Company’s Minimum Gain (within the meaning of Regulations Section 1.704-2(g)(2)), determined in accordance with Regulations Section 1.704-2(g). In the event that the minimum gain chargeback requirement imposed by this subsection and Regulations Section 1.704-2(f) exceeds the Company’s income and gains for the Accounting Period, the excess shall be treated as a minimum gain chargeback requirement, and shall be specially allocated under this subsection, in the immediately succeeding Accounting Periods until fully charged back. Allocations pursuant to this subsection shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto. The items to be allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j) of the Regulations. This subsection 9.1(a) is intended to comply with the minimum gain chargeback requirement in the Regulations and shall be interpreted consistently therewith.

(b) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of Section 4 or this Section 9, except to the extent that Section 1.704-2(i)(4) of the Regulations (or any other applicable authority) provides an exception to the operation of the partner nonrecourse debt minimum gain chargeback requirement of the Regulations, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member

Nonrecourse Debt during any Accounting Period, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), as of the beginning of that Accounting Period, shall be specially allocated items of income and gain for such Accounting Period (and, if necessary, succeeding Accounting Periods) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. A Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain shall be determined in a manner consistent with the provisions of Regulations Sections 1.704-2(j)(2) and 1.704-2(i)(4). Allocations pursuant to this subsection shall be made in proportion to the respective amounts required to be allocated to each Member pursuant to this subsection and Section 1.704-2(i)(4) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations.

This subsection 9.1(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6), items of income and gain (consisting of a pro rata portion of each item of income, including gross income and gain) shall be specially allocated to that Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible; PROVIDED, HOWEVER, that an allocation pursuant to this subsection shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article have been tentatively made as if this subsection were not a part of this Agreement.

(d) Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Accounting Period that is in excess of the sum of the amount such Member is obligated to restore, or the amount such Member is deemed obligated to restore pursuant to the next to last sentences of Section 1.704-2(g)(1) and Section 1.704-2(i)(5) of the Regulations, the Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible; PROVIDED, HOWEVER, that an alloca-tion pursuant to this subsection shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article have been tentatively made as if this subsection and the qualified income offset provision set forth in the preceding subsection were not a part of this Agreement.

(e) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts of the Members shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribu-tion was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(f) Nonrecourse Deductions. Nonrecourse Deductions for any Accounting Period shall be specially allocated to the Members, in accordance with the Members’ Membership Interests in the Company for the applicable Accounting Period.

(g) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Accounting Period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(h) Corrective Allocations. The allocations set forth in the preceding subsections of this Section 9.1 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant this subsection 9.1(h). Therefore, notwithstanding any other provision of Section 4 or this Section 9 (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account Balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all items were allocated pursuant to Section 4. In making any allocation under this subsection, the Manager shall take into account future Regulatory Allocations under subsection 9.1(a) and (b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under subsections 9.1(f) and 9.1(g).

9.2. Code Section 704(c).

(a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, solely for tax purposes, shall be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Gross Asset Value.

(b) If the Gross Asset Value of any asset of the Company is revalued pursuant to Section 1.8(r)(2), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(c) Any elections or other decisions relating to allocations made under this Section 9 shall be made in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 9.2 are solely for income tax purposes and shall not affect, or in any way be taken into account in computing, any Person’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(d) The provisions of this Section 9.2 are intended to comply with Code Section 704(c) and the Regulations promulgated thereunder. The Members shall make any modifications to this Agreement as may be required to comply with Section 704(c) and the Regulations thereunder.

9.3. Other Allocation Rules.

(a) Except as otherwise provided in this Agreement, items of income, gain, loss, deduction and credit shall be allocated among the Members for income tax purposes in a manner consistent with the allocations made for “book purposes” under Section 4 and this Section 9. Specifically, items of taxable income or loss corresponding to items which have been specially allocated pursuant to Section 9.1 shall be allocated for tax purposes in the same manner as those items are allocated for book purposes. Taxable income or loss for any Accounting Period which is not allocated pursuant to the preceding sentence and which is not otherwise allocated pursuant to Section 4 or this Section 9 shall be allocated among the Members for tax purposes in the same proportion that Profit or Loss has been allocated for that Accounting Period under Section 4.

(b) For purposes of determining the Profits, Losses or any other items allocable to any Accounting Period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.

(c) Except as otherwise provided in this Agreement, all items of income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the applicable Accounting Period.

(d) Notwithstanding the other provisions of Section 4 or this Section 9, the Manager is authorized to make any adjustment in the allocation of Profits or Losses provided for in such Sections if the Manager considers in good faith that the adjustment is necessary and equitable to correct errors in allocations caused by errors in unaudited financial information or to correct inequities which may arise under this Agreement, including those which may result from there being multiple Accounting Periods during a single Fiscal Year or during the term of this Agreement rather than a single Accounting Period.

(e) Solely for purposes of determining each Member’s share of “excess nonrecourse liabilities” of the Company, as such term is defined in Regulations Section 1.752-3(a)(3), each Member’s Membership Interest in Profits for any Accounting Period shall be that Member’s Membership Interest in the Company for that Accounting Period.

(f) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Company shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would not cause or increase an Adjusted Capital Account Deficit for any Member.

(g) To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to

Regulations Section 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts of the Members shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) and such gain or loss shall be specially allocated to the members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

SECTION 10. GENERAL PROVISIONS.

10.1. Notices. Except as expressly provided in this Agreement, all notices, consents, waivers, requests or other instruments or communications given pursuant to this Agreement shall be in writing, signed by the party giving the same, and shall be delivered by hand or sent by registered or certified United States mail, return receipt requested, postage prepaid, or by a recognized overnight delivery service, addressed, in the case of the Company, to the Company at its principal place of business, and to any of the Members at the address set forth in the Company’s books and records. Any Member may, by notice to the Company and each other Member, specify any other address for the receipt of such notices, instruments or communications. Except as expressly provided in this Agreement, any notice, instrument or other communication shall be deemed properly given only when received, or upon refusal of receipt, by the Person to whom it is sent. The addresses of the Members are currently as follows:

    George Foreman ventures LLC                                   In Stride L.L.C.
    100 North Wilkes-Barre Boulevard                                    29 Polhemus Drive
    4th Floor                                                Hillsborough, NJ 08844
    Wilkes-Barre, PA 18702                                       Attn: Dan Werremeyer
    Attn: Seymour Holtzman

    Olen Rice                                                Paul Koester
    c/o Northern Group                                          1301 Armitage Avenue, Suite K
    926 Willard Drive, Suite 144                                        Melrose Park, IL 60160
    Green Bay, WI 54304

10.2. Interpretation.

(a) Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents thereof.

(b) Use of the terms “herein”, “hereunder”, “hereof” and like terms shall be deemed to refer to this entire Agreement and not merely to the particular provision in which the term is contained, unless the context clearly indicates otherwise.

(c) Use of the word “including” or a like term shall be construed to mean “including but not limited to”.

(d) Exhibits and schedules to this Agreement are an integral part of this Agreement.

(e) Words importing a particular gender shall include every other gender and words importing the singular shall include the plural and vice-versa, unless the context clearly indicates otherwise.

(f) Any reference to a provision of the Code, Regulations or the Act shall be construed to be a reference to any successor provision thereof.

10.3. Independent Counsel. The Members recognize that the law firm of Riker, Danzig, Scherer, Hyland & Perretti LLP has represented George Foreman Ventures with respect to the preparation and execution of this Agreement and that THE OTHER MEMBERS HAVE BEEN ADVISED TO RETAIN INDEPENDENT COUNSEL for advice regarding their rights and obligations under this Agreement. Each Member other than George Foreman Ventures represents that it has sought and obtained independent legal counsel or hereby waives the right to obtain such legal counsel.

10.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance, construction or interpretation of this Agreement to the laws of another State.

10.5. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, executors, administrators, personal representatives and successors.

10.6. Severability. Each term and provision of this Agreement is intended to be severable. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable for any reason whatsoever that term or provision shall be ineffectual and void and the validity of the remainder of this Agreement shall not be adversely affected thereby.

10.7. Entire Agreement. This Agreement (including the exhibits and schedules hereto) supersedes any and all other understandings and agreements, either oral or in writing, between the Members with respect to the Membership Interests and constitute the sole and only agreement between the Members with respect to the Membership Interests.

10.8. Further Action. Each Member and the Manager shall execute and deliver all papers, documents and instruments and perform all acts that are necessary or appropriate to implement the terms of this Agreement and the intent of the Members.

10.9. Power of Attorney. Each Member hereby irrevocably constitutes and appoints (a) the Manager, (b) each person who shall after the date of this Agreement become a Manager, and (c) any substitute that the Manager may appoint to act in its place (who need not be a Member) as his true and lawful representative and attorney-in-fact, with full power and authority in his name, place and stead, to make, execute, acknowledge, deliver, swear to, record, file and publish with respect to the Company (i) any and all instruments, documents and certificates (including the Certificate of Formation, any amendments thereto and a certificate of cancellation) which, from time to time, may be required by the laws of the United States of America, the State of Delaware or any other state in which the Company shall determine to do business or any political subdivision or agency thereof, and to take any other action which the Manager may deem necessary or appropriate, in his sole discretion, to execute, implement and continue or terminate the valid and subsisting existence and business operations of the Company and (ii) any amendments to and restatements of the Certificate of Formation as such amendments and restatements are contemplated hereunder, or any other instrument relating to any such amendments. The foregoing grant of authority is a special power of attorney coupled with an interest, shall be irrevocable and shall continue in full force and effect notwithstanding the subsequent death, disability, insanity or incapacity (or, in the case of a Member that is a corporation, limited liability company, association, partnership, joint venture or trust, the subsequent merger, dissolution or other termination of the existence) of such Member. The special power of attorney may be exercised on behalf of a Member by a facsimile signature of the Manager (or substitute for the Manager). The special power of attorney shall survive the Transfer by the Member of the whole or any portion of his Membership Interest, except that in a case in which the transferee of the whole Membership Interest of a Member shall have furnished a power of attorney and shall have been approved by the Manager for admission to the Company as a substituted Member, this power of attorney shall survive the Transfer for the sole purpose of enabling the Manager (or substitute for a Manager) to execute, acknowledge and file any instrument necessary to effect the substitution and shall thereafter terminate.

10.10. Amendment or Modification. This Agreement (including the exhibits and schedules hereto) may be amended or modified from time to time only by the unanimous written consent of the Members; provided, however, that the Manager may amend or modify this Agreement (including the exhibits and schedules hereto) without the consent of any of the Members to reflect the issuance of any additional equity in the Company pursuant to the provisions of this Agreement.

10.11. Counterparts. This Agreement may be signed in counterparts, each of which shall be considered an original and together they shall constitute one instrument.

(Signature page follows)

IN WITNESS WHEREOF, the Members have executed and adopted this Agreement effective as of April 20, 2007.

WITNESS:                                                 GEORGE FOREMAN VENTURES LLC

______________________________                       By:_______________________________________
                        Name:
                        Title:

                       IN STRIDE L.L.C.

_______________________________                               By:_____________________________________
                                     Name:
                                     Title

                                                  ___________________________________
_______________________________                                  OLEN RICE

_______________________________                                ________________________________________
                                                       PAUL KOESTER

SCHEDULE A

MEMBERS; MEMBERSHIP INTERSTS; INITIAL CAPITAL CONTRIBUTIONS

Member	MembershipInterest	Initial Capital Contributions
George Foreman Ventures LLC	50.1%	$501
In Stride L.L.C.	47.9%	$479
Olen Rice	1.0%	$10
Paul Koester	1.0%	$10

EXHIBIT A

LICENSE AGREEMENT BETWEEN THE COMPANY AND IN STRIDE

EXHIBIT B

LICENSE AGREEMENT BETWEEN THE COMPANY
AND GEORGE FOREMAN VENTURES